Exhibit 23.1

                    Warth & Klein Grant Thornton AG | Postfach 30 10 24 | 40410 Düsseldorf

Warth & Klein Grant Thornton AG Wirtschaftspruefungsgesellschaft
Johannstraße 39
40476 Düsseldorf

Korrespondenz
Postfach 30 10 24
40410 Düsseldorf
T +49 211 9524 - 0
E duesseldorf@wkgt.com
W https://www.wkgt.com/en

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 20, 2020 with respect to the consolidated financial statements included in the Annual Report of Biofrontera AG on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the afore mentioned report in this Registration Statement.

Warth & Klein Grant Thornton AG

December 23, 2020

Vorstand	WP/StB Dipl.-Kfm. Michael Häger (Vorsitzender) | WP/StB Prof. Dr. Gernot Hebestreit | WP/StB Dr. Frank Hülsberg
WP/StB/RA Heidemarie Wagner | WP/StB Prof. Dr. Heike Wieland-Blöse
Aufsichtsrat	WP/StB Dipl.-Kfm. Joachim Riese (Aufsichtsratsvorsitzender) | WP/StB Prof. Dr. Martin Jonas (Stellv. Vorsitzender des Aufsichtsrats)
Sitz der Gesellschaft	Düsseldorf | Amtsgericht Düsseldorf HR B 62734 | USt-Ident-Nr. DE 811137269
Standorte	Berlin | Dresden | Frankfurt a.M. | Hamburg | Leipzig | München | Niederrhein | Rostock | Stuttgart | Wiesbaden
Mitgliedsfirma von Grant Thornton International Ltd
Bankverbindung	Deutsche Bank AG Düsseldorf | IBAN DE45 3007 0010 0549 4380 00 | BIC (SWIFT CODE) DEUTDEDD
Stadtsparkasse Düsseldorf | IBAN DE22 3005 0110 0067 0490 31 | BIC (SWIFT CODE) DUSSDEDD
Bankhaus Lampe Bielefeld | IBAN DE13 4802 0151 0001 5586 17 | BIC (SWIFT CODE) LAMPDEDD
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